                                                                  Exhibit 12


                         Morris Material Handling, Inc.
                  Statement of Computation of Financial Ratios

                       (in thousands, except for ratios)



                                                      Fiscal Year Ended October 31,              For the Six Months Ended April 30,
                                          ---------------------------------------------------   -----------------------------------
                                                                                   Pro Forma                            Pro Forma
                                          1993    1994    1995     1996     1997     1997          1997        1998        1998
                                          ---------------------------------------------------   -----------------------------------
                                                                                  (unaudited)  (unaudited)  (unaudited) (unaudited)
Ratio of earnings to fixed charges(1):

  Income (loss) before income taxes and
    minority interest                      N/A     N/A   $21,901  $29,934  $34,745  $9,758       $15,989       $6,077    $(3,098)

  Add:

       Interest Expense                    N/A     N/A       200      245      792  26,641           228        4,151     13,601
       Rental Expense                      N/A     N/A       786    1,109    1,456   1,456           728          728        728

  Earnings (loss) adjusted for fixed      ----    ----   -------  -------  ------- -------       -------      -------    -------
    charges                                N/A     N/A    22,887   31,288   36,993  37,855        16,945       10,956     11,231
                                          ----    ----   -------  -------  ------- -------       -------      -------    -------
  Fixed Charges

       Interest Expense                    N/A     N/A       200      245      792  26,641           228        4,151     13,601
       Rental Expense                      N/A     N/A       786    1,109    1,456   1,456           728          728        728

                                          ----    ----   -------  -------  ------- -------       -------      -------    -------

  Total fixed charges                      N/A     N/A       986    1,354    2,248  28,097           956        4,879     14,329
                                          ----    ----   -------  -------  ------- -------       -------      -------    -------

  Ratio of earnings to fixed charges       N/A     N/A     23.21    23.11    16.46    1.35         17.72         2.25          -
                                          ----    ----   -------  -------  ------- -------       -------      -------    -------
                                          ----    ----   -------  -------  ------- -------       -------      -------    -------

  Deficiency of earnings to fixed charges  N/A     N/A         -        -        -       -             -            -    $(3,098)
                                          ----    ----   -------  -------  ------- -------       -------      -------    -------
                                          ----    ----   -------  -------  ------- -------       -------      -------    -------


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(1) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as net income before income taxes and minority interest plus interest expense (including amortization of debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one third of annual rent expense).